Exhibit 10.29

                       A. LORNE WEIL EMPLOYMENT AGREEMENT

                                Table of Contents

                                                                            Page

1.  Termination of Existing Employment Agreements..............................1
2.  Employment; Term...........................................................1
3.  Offices and Duties.........................................................2
4.  Compensation...............................................................2
5.  Benefits...................................................................4
6.  Termination................................................................5
7.  Compensation Following Termination Prior to the End of the Term............8
8.  Excise Tax Restoration Payment............................................13
9.  Offsets; Withholding......................................................14
10. Noncompetition; Nonsolicitation; Nondisclosure; etc.......................14
    10.1  Noncompetition; Nonsolicitation.....................................14
    10.2  Proprietary Information.............................................15
    10.3  Confidentiality and Surrender of Records............................16
    10.4  Nondisparagement....................................................16
    10.5  No Other Obligations................................................17
    10.6  Forfeiture of Outstanding Options...................................17
    10.7  Enforcement.........................................................18
    10.8  Cooperation with Regard to Litigation...............................18
    10.9  Survival............................................................18
    10.10 Company.............................................................18
11. Insurance for the Company's Benefit.......................................19
12. Indemnification...........................................................19
13. Notices...................................................................19
14. Assignability; Binding Effect.............................................20
15. Complete Understanding; Amendment; Waiver.................................21
16. Severability..............................................................21
17. Survivability.............................................................22
18. Governing Law; Arbitration; Expenses; Interest............................22
    18.1  Governing Law.......................................................22
    18.2  Arbitration.........................................................22
    18.3  Reimbursement of Expenses in Enforcing Rights.......................22
    18.4  Interest on Unpaid Amounts..........................................23
19. Reimbursement of Expenses of Executive in Negotiating Agreement...........23
20. Titles and Captions.......................................................23


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                              EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 1st day of November, 2000 (the "Effective Date"), by and between SCIENTIFIC GAMES CORPORATION, a Delaware corporation formerly known as Autotote Corporation (the "Company"), and A. Lorne Weil ("Executive").

                              W I T N E S S E T H :

            WHEREAS, Executive has been employed by the Company pursuant to an Employment Agreement dated as of November 1, 1997, as amended by the letter agreement dated September 10, 1998 and the Amendment to Employment Agreement dated as of September 1, 2000 (the "Old Agreement"); and

            WHEREAS, the Company desires to continue to employ Executive with the Company, and Executive wishes to continue to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement; and

            WHEREAS, the Company and Executive desire that this Agreement replace and supersede the Old Agreement;

            NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. Termination of Existing Employment Agreements. As of the Effective Date, all existing employment agreements between the parties, whether oral or written, including the Old Agreement, are hereby terminated, except as provided in Section 12.

      2. Employment; Term. The Company hereby agrees to employ Executive, and Executive hereby accepts continued employment with the Company, in accordance with and subject to the terms and conditions set forth herein. The term of employment of Executive under this Agreement (the "Term") shall be the period commencing on the Effective Date and ending on December 31, 2004, and any period of extension thereof in accordance with this Section 2, subject to earlier termination in accordance with Section 6. The Term shall be extended automatically without further action by either party by one additional year (added to the end of the Term) first on December 31, 2004 (extending the Term to December 31, 2005) and then on each succeeding December 31 thereafter, unless either party shall have given written notice to the other party prior to the June 30 preceding the date upon which such extension would become effective electing not to further extend the Term, in which case Executive's employment shall terminate on the date upon which such extension would otherwise have become effective, unless earlier terminated in accordance with Section 6; provided, however, that any termination pursuant to this Section 2 shall be subject to and without limitation of or prejudice to Executive's rights with respect to (i) a termination for Good Reason pursuant to Section 6(e)(viii), or
(ii) a termination without Cause pursuant to Section 6(g), as applicable.

      3. Offices and Duties.

            (a) During the Term, Executive shall serve as Chairman of the Board, President and Chief Executive Officer of the Company and shall report solely to the Board of Directors of the Company (the "Board"). Executive agrees to serve during the Term as a member of the Board, and of any Board committee to which the Board may elect him.

            (b) Executive shall perform such duties and responsibilities and have such authority as are customary for the chairman of the board, president and chief executive officer of a publicly held corporation of the size, type, and nature of the Company as they may exist from time to time, but in no event shall such duties, responsibilities and authority be reduced from those of Executive at the Effective Date.

            (c) Executive shall devote his full business time and attention and best efforts to his positions with the Company without commitment to other business endeavors, except that so long as such activities do not preclude or render unlawful Executive's employment by the Company or otherwise materially inhibit the performance of his duties under this Agreement or materially impair the business of the Company or its subsidiaries, Executive (i) may make personal investments which are not in conflict with his duties to the Company and manage personal and family financial and legal affairs, (ii) may continue to serve on any board of directors on which he is known by the Board to be serving on the Effective Date, as specified in Schedule A hereto, (iii) may undertake public speaking engagements, and (iv) may serve as a director of (or hold a similar position with) any other organization.

            (d) Executive shall be the highest-ranking executive of the Company.

      4. Compensation.

            (a) Base Salary. During the Term the Company shall pay Executive a base salary (the "Base Salary") at the initial rate of $750,000 per annum, payable biweekly (except to the extent deferred under a deferred compensation plan) and subject to all withholdings that are legally required or are agreed to by Executive. The Base Salary shall be increased annually on each January 1 during the Term by a percentage of the Base Salary then in effect equal to the percentage increase, if any, during the preceding twelve months in the Consumer Price Index for the Greater New York area. In no event shall the Base Salary be reduced.

            (b) Incentive Compensation. Executive shall have the opportunity annually to earn incentive compensation in amounts determined by the Compensation Committee of the Board (the "Committee") in accordance with the applicable plan(s) of the Company as in effect from time to time; provided, however, that (i) Executive shall have the opportunity to earn annually up to 100% of the Base Salary as incentive compensation pursuant to, and subject to the terms and conditions of, the Company's Management Incentive Compensation Plan as in effect from time to time (provided, however, that if no Management Incentive Compensation Plan is in effect at any relevant time, or if such plan, as in effect at any relevant time, does not provide a reasonable opportunity for Executive to earn annually up to 100% of the Base Salary as incentive compensation, then the Company shall provide such


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reasonable opportunity to Executive independently of such plan, and provided further that Executive may in the discretion of the Committee or the Board receive additional incentive compensation); and (ii) Executive's annual opportunity for incentive compensation shall, for each year, be on terms and conditions at least as favorable to Executive as the most favorable terms and conditions for incentive compensation offered to any other employee of the Company for such year. Any incentive compensation payable to Executive shall be paid in accordance with the Company's usual practices with respect to payment of incentive compensation to its other senior executives (except to the extent deferred under a deferred compensation plan). To accommodate the change in the Company's fiscal year end from October 31 to December 31, the first annual period during the Term for purposes of Executive's incentive compensation shall be the fourteen-month period from the Effective Date through December 31, 2001, and Executive's annual opportunity for incentive compensation based on Base Salary for such first annual period of the Term, ending December 31, 2001, shall be determined with reference to the Base Salary (as determined in accordance with the terms hereof) payable in respect of such fourteen-month period. Notwithstanding anything to the contrary herein or in any plan, policy or program of the Company, any other compensation or benefit to which Executive is entitled that is based on a fiscal year of the Company shall be computed for fiscal year 2001 so that the months of November and December 2000 are included in such computation for the benefit of Executive, except to the extent (if any) that (i) such months previously had been reflected in a computation of such compensation or benefit, or (ii) inclusion of such months would otherwise result in a duplication or overlap of such compensation or benefit or the computation thereof; provided, however, that if, in the case of clause (i) or (ii) above, the amount or value of such compensation or benefit in respect of such months (or portion thereof) as so computed is less than what the amount or value of such compensation or benefit would be for such months (or portion thereof) if such months (or portion thereof) had been included in the computation of such compensation or benefit for fiscal year 2001, then the amount or value of such compensation or benefit for fiscal year 2001 shall be increased by the amount of such difference (it being understood that, for the computation of any compensation or benefit which is based on a comparison between amounts with respect to a given reference period, including, without limitation, for purposes of Section 5(h) of this Agreement, the amounts to be compared shall each be computed for the same reference period).

            (c) Executive Compensation Plans. Executive shall be entitled during the Term to participate, without discrimination or duplication, in the Company's supplemental executive retirement plan and all other executive compensation plans and programs which are made generally available by the Company to its other senior executives (including, without limitation, any stock option plans, performance share plans, management incentive plans, deferred compensation plans, and supplemental retirement plans) in accordance with the terms of such plans and programs and subject to the Company's right to at any time amend or terminate any such plan or program; provided, however, that Executive shall be eligible to participate in such executive compensation plans and programs on terms and conditions at least as favorable to Executive as the most favorable terms and conditions offered to any other employee of the Company. In the event of a Change in Control, all outstanding stock options then held by Executive shall become fully vested and non-forfeitable. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if: the stockholders of the Company approve a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, or the consummation of any such


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transaction if stockholder approval is not obtained (in each case excluding any transaction with Olivetti, S.p.A., Cirmatica Gaming, S.A., Lottomatica S.p.A., or their respective affiliates), other than any such transaction which would result in at least 60% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together beneficially owned at least 80% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction; provided that, for purposes of this paragraph (c), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 60% threshold is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity.

      5. Benefits.

            (a) The Company shall reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement, on a timely basis upon submission by Executive of vouchers therefor in accordance with the Company's standard procedures.

            (b) Executive shall be entitled to participate, without discrimination or duplication, in any and all medical insurance, group health, disability, life, accidental death, dismemberment insurance, pension, retirement, profit sharing, stock ownership and other insurance, benefit, fringe benefits and perquisite plans and programs which are made generally available by the Company to its other senior executives; provided, however, that Executive shall be eligible to participate in such insurance, benefit, fringe benefit and perquisite plans and programs on terms and conditions at least as favorable to Executive as the most favorable terms and conditions offered to any other employee of the Company. The Company, in its sole discretion, may at any time amend or terminate any such plans or programs; provided, however, that:

                  (i) At all times during the Term, such plans and programs in effect, in the aggregate, shall provide Executive with benefits and compensation substantially no less favorable than is provided by the Company to Executive under such plans and programs as of the Effective Date;

                  (ii) The Company shall provide Executive with long-term disability insurance and benefits substantially no less favorable (including any required contributions by Executive) than such insurance and benefits in effect on the Effective Date; and

                  (iii) The Company shall provide Executive with Company-paid group and individual term life insurance providing a death benefit no less than that provided under Company-paid insurance in effect on the Effective Date.

            (c) If the Company adopts an equity investment program permitting executives to elect to forego salary, annual incentive, other bonuses, annual option opportunities under long-term incentive plans, or other specified compensation or benefits in exchange for a


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grant of stock options, restricted stock or other equity or non-equity awards or benefits, Executive will be eligible to participate in such program on terms no less favorable than the terms of participation of any other employee of the Company.

            (d) Executive shall be entitled to participate in the Company's deferred compensation plan in accordance with the terms of such plan and subject to the Company's right to at any time amend or terminate any such plan.

            (e) Executive shall be entitled to paid vacation, holidays, and any other time off in accordance with the Company's policies in effect from time to time.

            (f) The Company will use its best efforts to file with the Securities and Exchange Commission and thereafter maintain the effectiveness of one or more registration statements registering under the Securities Act of 1933, as amended, the offer and sale of shares by the Company to Executive pursuant to stock options or other equity-based awards granted to Executive under Company plans.

            (g) Executive shall be deemed to have commenced employment with the Company on August 1, 1990, for purposes of calculating Executive's period of service under this Agreement except to the extent, if any, that any provision of this Agreement specifically credits Executive with a longer period of service for purposes of such provision.

            (h) For purposes of computing the "Retirement Benefit" or equivalent payment or benefit due to Executive under any SERP (as defined in Section 7(a) below) in which Executive participates during the Term, or any payment or benefit under Section 7 of this Agreement in lieu of any SERP benefit or payment, the "Final Average Compensation" or equivalent reference compensation amount, in the case of Executive, shall, notwithstanding the terms of such SERP, be the higher of (x) such amount as otherwise determined pursuant to the terms of the SERP or (y) an amount equal to the sum of (i) Executive's then-current Base Salary immediately prior to termination plus (ii) such then-current Base Salary multiplied by (A) the sum of the Incentive Compensation Percentages for each of the Reference Years divided by (B) 3; where (X) "Incentive Compensation Percentage" for a Reference Year means the percentage expressed by dividing the aggregate incentive compensation and bonuses paid to Executive in such Reference Year by Executive's Base Salary in such Reference Year, and (Y) "Reference Year" means each of the three consecutive calendar years with the highest Incentive Compensation Percentages during the period of ten calendar years immediately preceding termination.

      6. Termination. Executive's employment hereunder may be terminated prior to the end of the Term under the following circumstances:

            (a) Death; Total Disability. Executive's employment hereunder shall terminate upon Executive's death, and the Company may terminate Executive's employment hereunder in the event of Executive's "Total Disability." For purposes of this Agreement, "Total Disability" shall mean Executive's failure to perform the duties and responsibilities contemplated under this Agreement for a period of more than 180 days during any consecutive 12-month period, due to physical or mental incapacity or impairment as determined by a


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physician or physicians selected by the Company and reasonably acceptable to
Executive unless, within 30 days after Executive has received written notice from the Company of a proposed termination due to such failure (as determined in accordance with the foregoing provisions of this sentence) which notice shall include a copy of the findings of such physician or physicians and shall refer to this Section 6(a), Executive shall have returned to the full performance of his duties hereunder and shall have presented to the Company a written certificate of Executive's good health by a physician selected by Executive and reasonably acceptable to the Company.

            (b) Retirement. Executive may terminate his employment hereunder upon retirement at or after age 65 or at or after age 55 following at least 10 years of full-time employment with the Company ("Normal Retirement") or prior to such age upon approval by the Committee ("Approved Early Retirement"), in each case upon forty-five (45) days' prior written notice to the Company referring to this Section 6(b).

            (c) Termination by the Company for Cause. The Company may terminate Executive's employment hereunder for Cause at any time upon written notice to Executive referring to this Section 6(c). For purposes of this Agreement, the term "Cause" shall mean Executive's gross misconduct (as defined herein) or willful and material breach of Section 10.1(a) (other than the first sentence thereof), 10.1(b), 10.2 (other than the first and penultimate sentences thereof), 10.3, 10.4, or 10.8. For purposes of this definition, "gross misconduct" shall mean (i) Executive's conviction in a court of law of a felony under applicable federal or state law that was committed while Executive was employed by the Company, or (ii) Executive's willful and continued failure substantially to perform his material duties under this Agreement or any act or omission on the part of Executive not requested or approved by the Board constituting willful malfeasance or gross negligence in the performance of Executive's material duties under this Agreement. For purposes of this Agreement, an act or failure to act on Executive's part shall be considered "willful" if it was done or omitted to be done by him not in good faith and shall not include any act or failure to act resulting from any physical or mental incapacity or impairment of Executive. Executive may not be terminated for Cause unless and until there shall have been delivered to him, within ninety
(90) days after the Board (A) had actual knowledge of conduct or an event allegedly constituting Cause and (B) had reason to believe that such conduct or event could be grounds for termination for Cause, a copy of a resolution duly adopted by the Board by a vote of Directors constituting a majority of the Board (excluding Executive) at a meeting of the Board which a quorum is present and which is called and held for such purpose (after giving Executive reasonable notice of the specific grounds for such termination and, except if a felony conviction is the grounds for termination, 30 days to correct such grounds, and affording Executive and his counsel the opportunity to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct constituting Cause (the "Cause Resolution").

      If, within 30 days of Executive's receipt of notice of his termination for Cause, Executive in good faith files a claim in arbitration disputing the termination for Cause, Executive shall, during the pendency of the arbitration, be considered a suspended employee of the Company and be entitled to receive compensation and benefits under this Agreement as if he had not been terminated. If the arbitration panel finds that the Company had Cause to terminate Executive's employment, Executive shall, within 5 days of the arbitration award, repay any amounts provided to him by the Company in respect of periods commencing after his


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termination, including but not limited to salary continuation and the value of all benefits provided to Executive in respect of periods commencing after his termination, in excess of any amounts to which he was entitled under this Agreement upon a termination for Cause. If the arbitration panel finds that the Company did not have Cause to terminate Executive's employment: (x) Executive's employment shall be deemed to have been terminated without Cause as of the date which is 90 days after the date of notice of his termination for Cause; and (y) any amounts paid to Executive by the Company in respect of periods commencing after 90 days following the date of the notice of his termination for Cause, including but not limited to salary continuation and the value of all benefits provided to Executive, shall be credited against amounts owed to Executive under
Section 7(c) of this Agreement.

            (d) Termination by the Company Without Cause. The Company may terminate Executive's employment hereunder at any time, without Cause, for any reason or no reason.

            (e) Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean: without Executive's prior written consent,
(i) a material change, adverse to Executive, in Executive's positions, titles or offices as set forth in Section 3, or status rank, nature of responsibilities, or authority within the Company, or removal of Executive from, or failure to nominate, reappoint or reelect Executive as the Chairman of the Board, or as a member of any Board committee on which he has served during the Term (except if required by a change in law, accounting rule, or the rules of any national securities exchange or automated quotation system on which the Company's securities may be listed or quoted), including a failure of the Board or stockholders to take such actions (notwithstanding their legal right to do so), except, in such case, in connection with the termination of Executive's employment for Cause, Total Disability, Normal Retirement or Approved Early Retirement, or death, (ii) an assignment of any significant duties to Executive which are inconsistent with his positions or offices held under Section 3, (iii) a decrease in Base Salary or other compensation or in any compensation opportunities or a material decrease in the aggregate benefits provided under this Agreement, (iv) any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement, (v) a relocation of the Corporate Offices of the Company more than 35 miles from the latest location of such offices prior to such relocation, (vi) any failure to secure the agreement of any successor corporation or other entity to the Company to fully assume the Company's obligations under this Agreement in a form reasonably acceptable to Executive, (vii) any attempt by the Company to terminate Executive for Cause which does not result in a valid termination for Cause, except where (x) valid grounds for Cause exist but are corrected as permitted under Section 6(c) or (y) the Company, prior to 35 days after Executive's receipt of a copy of the Cause Resolution, revokes the Cause Resolution, takes any and all other steps reasonably necessary to retract its allegations of Cause and fully restore Executive to active employment in accordance with the terms of this Agreement, effective immediately prior to the adoption of the Cause Resolution, and pays (or reimburses Executive for) any costs and expenses reasonably incurred by Executive in connection with such attempted termination, and (viii) the failure of the parties to agree in writing at the end of the Term (or any extension thereof) to the terms of Executive's continued employment where only Executive, and not the Company, has given notice electing not to further extend the Term pursuant to the last sentence of Section 2; provided, however, that in the case of termination


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pursuant to this clause (viii), the payment provided for in Section 7(c)(i)
shall be in a total amount equal to two times, rather than three times, the sum of items (x) and (y) specified therein, but Section 7(c) shall apply in all other respects to termination pursuant to this clause (viii). Executive shall not be considered to have terminated for Good Reason unless Executive shall have provided the Company with written notice of the specific reasons for such termination within ninety (90) days after he has actual knowledge of the event that is the basis for such termination and (except in the case of a termination pursuant to clause (vii) or (viii) of the preceding sentence) affords the Company at least thirty (30) days to cure the alleged conduct.

            (f) Termination by Executive for Other than Good Reason. Executive may terminate his employment hereunder for any reason or no reason upon thirty
(30) days' prior written notice to the Company referring to this Section 6(f); provided, however, that a termination of Executive's employment by reason of death, Total Disability, Normal or Early Retirement, or Good Reason shall not constitute a termination by Executive for other than Good Reason pursuant to this Section 6(f).

            (g) Termination Upon the Company's Failure to Extend the Term. An election by the Company not to extend the Term pursuant to Section 2 hereof shall be deemed for all purposes of this Agreement (including, without limitation, for purposes of Sections 7(c) and 10.1(a) hereof) to be a termination of Executive's employment hereunder by the Company without Cause as of the date of expiration of the Term.

      7. Compensation Following Termination Prior to the End of the Term. In the event that Executive's employment hereunder is terminated prior to the end of the Term, Executive shall be entitled only to the following compensation and benefits:

            (a) Termination by Reason of Death, Normal Retirement, or Approved Early Retirement. In the event that Executive's employment is terminated prior to the expiration of the Term by reason of Executive's death, pursuant to
Section 6(a), or by reason of his Normal Retirement or Approved Early Retirement pursuant to Section 6(b), the Company shall pay the following amounts, and make the following other benefits available, to Executive (or Executive's spouse or estate, as the case may be):

                  (i) Any accrued but unpaid Base Salary (as determined pursuant to Section 4(a)) for services rendered to the date of termination;

                  (ii) All vested, nonforfeitable amounts owing or accrued at the date of termination under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 4(b), 4(c), and 5 (including any earned and vested annual incentive compensation and long term incentive award but excluding any incentive compensation under Section 4(b) for the year of termination) in which Executive theretofore participated, to be paid in accordance with the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);

                  (iii) In lieu of any incentive compensation under Section 4(b) for the year of termination, an amount equal to the amount of annual incentive compensation payable to Executive assuming achievement of the maximum performance targets for such year,


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multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

                  (iv) Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, and any such options which were granted on or after November 1, 1997 (that is, the Effective Date of the Old Agreement) shall remain exercisable until the earlier of three years after the date of such termination or the scheduled expiration date, and, in other respects, all such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

                  (v) All deferred stock awards, and all deferral arrangements under any deferred compensation plan, will be settled in accordance with the plans and programs under which the awards were granted or governing the deferral including, if so permitted by the plans or programs, Executive's duly executed deferral election forms or the terms of any mandatory deferral;

                  (vi) Reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed in accordance with
Section 5(a);

                  (vii) If Executive's employment terminates due to his Normal Retirement or Approved Early Retirement, Executive may elect continued participation after termination in the Company's health and medical coverage for himself and his spouse and dependent children after such coverage would otherwise end until such time as Executive becomes eligible for Medicare; provided, however, that in the event of such election, Executive shall pay the Company each year an amount equal to the then-current annual COBRA premium being paid (or payable) by any other former employee of the Company;

                  (viii) Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits payable hereunder following Executive's death;

                  (ix) In lieu of any payments and benefits under any supplemental executive retirement plan or substantially similar plan (a "SERP") in which Executive participated during the Term, Executive shall be entitled to receive the greater of: (y) all payments and benefits to which Executive otherwise would have been entitled under the SERP (computed in accordance with Section 5(h) hereof); and (z) all payments and benefits to which Executive otherwise would have been entitled under the SERP (computed in accordance with Section 5(h) hereof) if Executive had 15 years of service with the Company. Such payments and benefits shall be payable in a lump sum or in equal installments, as determined by Executive in his discretion, in accordance with the terms and conditions of the SERP; provided, however, that Executive shall not be entitled to receive payments in installments unless at least 12 months prior to the date of the termination of his employment, he elected to receive payments in installment form under the SERP. If Executive receives such payment(s) under this Section 7(a)(ix), Executive shall forfeit all rights under the SERP, and the SERP shall have no force and effect with respect to Executive;


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Provided, however, that Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 7(a).

Amounts payable under (i), (ii), (iii), and (vi) above will be paid as promptly as practicable after termination of Executive's employment; provided, however, that, to the extent that the Company would not be entitled to deduct any such payments (other than those under (i) above) under Internal Revenue Code Section 162(m), such payments shall be made at the earliest time that the payments would be deductible by the Company without limitation under Section 162 (m) (unless this provision is waived by the Company).

            (b) Termination by the Company for Cause; Termination by Executive for Other than Good Reason. In the event that Executive's employment is terminated by the Company for Cause pursuant to Section 6(c) or by Executive for other than Good Reason pursuant to Section 6(f), the Company shall pay the following amounts, and make the following other benefits available, to
Executive:

                  (i) Any accrued but unpaid Base Salary (as determined pursuant to Section 4(a)) for services rendered to the date of termination;

                  (ii) All vested nonforfeitable amounts owing or accrued at the date of termination under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 4(b), 4(c), and 5 hereof (including any earned and vested annual incentive compensation) in which Executive theretofore participated will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);

                  (iii) Except as provided in Section 10.6, all stock options and deferred stock awards will be governed by the terms of the plans and programs under which the options or awards were granted;

                  (iv) Non-forfeitable amounts credited to any deferral account of Executive under deferral arrangements referred to in Section 5(d) hereof at the date of termination will be settled in accordance with the plans and programs under which the awards were granted or governing the deferral including, if so permitted by the plans or programs, Executive's duly executed deferral election forms or the terms of any mandatory deferral; and

                  (v) Reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed, in accordance with
Section 5(a).

Amounts payable under (i), (ii), and (v) above will be paid as promptly as practicable after termination of Executive's employment; provided, however, that, to the extent that the Company would not be entitled to deduct any such payments under Internal Revenue Code Section 162(m), such payments shall be made at the earliest time that the payments would be deductible by the Company without limitation under Section 162(m) (unless this provision is waived by the Company).

            (c) Termination by Reason of Total Disability; Termination by the Company Without Cause; Termination by Executive For Good Reason. In the event that Executive's employment is terminated by reason of Total Disability pursuant to Section 6(a), or by the Company without Cause pursuant to Section 6(d) or 6(g), or by Executive for Good Reason pursuant to Section 6(e), the Company shall pay the following amounts, and make the following other benefits available, to Executive:

                  (i) A lump sum cash payment in an amount equal (except as provided in clause (viii) of Section 6(e)) to three times the sum of (x) Executive's then-current Base Salary at the rate payable in accordance with
Section 4(a) hereof, at the date of termination plus (y) the Severance Annual Incentive Amount (as defined below), will be paid to Executive; provided, however, that Executive may elect to receive the amount payable under this
Section 7(c)(i) in equal monthly installments over the 36 months following termination, without interest, in lieu of receiving a lump sum cash payment. For purposes of this Section 7(c)(i) and Section 7(c)(iv), the "Severance Annual Incentive Amount" shall be the greater of (1) the average annual incentive compensation paid to Executive for the three years immediately preceding the year of termination or (2) the annual incentive compensation payable to Executive upon achievement of the maximum performance targets for the year of termination;

                  (ii) The unpaid portion of Base Salary at the rate payable, in accordance with Section 4(a) hereof, at the date of termination, pro rated through such date of termination, will be paid;

                  (iii) All vested, nonforfeitable amounts owing or accrued at the date of termination under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 4(b) and 5(a) and 5(c) hereof (including any earned and vested annual incentive compensation) in which Executive theretofore participated will be paid under the terms and conditions of such plans, programs, and arrangements (and agreements and documents thereunder);

                  (iv) In lieu of any annual incentive compensation under
Section 4(b) for the year in which Executive's employment terminated (unless otherwise payable under (iii) above), Executive will be paid an amount equal to
(X) the Severance Annual Incentive Amount as defined in Section 7(c)(i), multiplied by (Y) a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination;

                  (v) Stock options held by Executive at termination, if not then vested and exercisable, will become fully vested and exercisable at the date of such termination, and any such options which were granted on or after November 1, 1997 or, if previously granted, were not "in the money" as of November 1, 1997 shall remain exercisable until the scheduled expiration date, and, in other respects, all such options shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted;

                  (vi) Deferred stock held by Executive at termination will become fully vested and non-forfeitable, and shall be settled upon such termination, without regard to any stated period of deferral otherwise remaining in respect of such amounts;

                  (vii) Executive shall be entitled to receive an amount equal to the amount accrued under any deferred compensation plan or agreement in effect at the date of termination in which Executive is a participant or party, less required withholding taxes under Section 9, as promptly as practicable following such date of termination; the amount paid under this Section 7(c)(vii) shall be equal to Executive's account balance on the date of the termination of Executive's employment if the deferred compensation amount is in the form of an account balance or, if the deferred compensation amount is not in the form of an account balance, the present value of the deferred compensation on the date of the termination of Executive's employment, calculated using a discount rate (the "Discount Rate") equal to the yield, at the time of determination, for U.S. Treasury securities having a maturity of thirty years; if Executive elects to receive payment under this Section 7(c)(vii), Executive shall forfeit all rights under any such deferred compensation plan or agreement, and such deferred compensation plan or agreement shall have no force and effect with respect to Executive;

                  (viii) Reasonable business expenses and disbursements incurred by Executive prior to such termination will be reimbursed, in accordance with
Section 5(a);

                  (ix) For (A) a period of 3 years after such termination other than due to Total Disability or (B) the period from termination due to Total Disability until Executive attains age 65, Executive shall continue to participate in all employee and executive benefit plans, programs, and arrangements under Section 5 providing health, medical, disability and life insurance benefits in which Executive was participating immediately prior to termination, the terms of which allow Executive's continued participation, as if Executive had continued in employment with the Company during such period or, if such plans, programs, or arrangements do not allow Executive's continued participation, Executive shall receive a cash payment equivalent on an after-tax basis to the value of the additional benefits Executive would have received under such plans, programs, and arrangements in which Executive was participating immediately prior to termination, as if Executive had received credit under such plans, programs, and arrangements for service and age with the Company during such period following Executive's termination as provided in clause (A) or (B) above (as applicable), with such benefits payable by the Company at the same times and in the same manner as such benefits would have been received by Executive under such plans (it being understood that the value of any insurance-provided benefits will be based on the premium cost to Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating);

                  (x) In lieu of any payments and benefits under any SERP in which Executive participated during the Term, Executive shall be entitled to receive the greater of: (y) all payments and benefits to which Executive otherwise would have been entitled under the SERP (computed in accordance with Section 5(h) hereof); and (z) all payments and benefits to which Executive otherwise would have been entitled under the SERP if Executive had 15 years of service with the Company (computed in accordance with Section 5(h) hereof). Such payments and benefits shall be payable in a lump sum or in equal installments, as determined by Executive in his discretion, in accordance with the terms and conditions of the SERP; provided, however, that Executive shall not be entitled to receive payments in installments unless at least 12 months prior to the date of the termination of his employment, he elected to receive payments in installment form under the SERP; if Executive receives such payment(s) under this Section

7(c)(x), Executive shall forfeit all rights under the SERP, and the SERP shall have no force and effect with respect to Executive;

Provided, however, that if the Company terminates Executive's employment without Cause and does not provide Executive with at least 90 days' prior written notice of such termination, the date of Executive's termination for all purposes of this Agreement except Section 7(c)(viii) shall be the 90th day after Executive received written notice from the Company of the termination; and

Provided further that Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 7(c). Except as otherwise expressly provided above, amounts payable under this Section 7(c), will be paid as promptly as practicable after termination of Executive's employment, and in no event more than 30 days after such termination.

Notwithstanding the foregoing, if a reduction in Base Salary or other level of compensation or benefit was a basis for Executive's termination for Good Reason, the Base Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 7(c).

            (d) No Obligation to Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive's damages upon any termination of employment; provided, however, that, to the extent Executive receives from a subsequent employer health or other insurance benefits substantially similar to the benefits referred to in Section 5, any such benefits to be provided by the Company to Executive following the Term shall be correspondingly reduced.

            (e) No Other Benefits or Compensation. Except as may be provided under this Agreement, under any other written agreement between Executive and the Company, or under the terms of any plan or policy applicable to Executive, Executive shall have no right to receive any other compensation from the Company, or to participate in any other plan, arrangement or benefit provided by the Company, with respect to any future period after such termination or resignation.

            (f) Release of Employment Claims. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Section 7 (other than compensation and benefits earned through the date of termination), that he will execute a general release agreement, in a form reasonably satisfactory to the Company, releasing any and all claims arising out of Executive's employment (other than enforcement of this Agreement)

      8. Excise Tax Restoration Payment. Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution of any type to or for the benefit of Executive made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code")) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise (the

"Total Payments"), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (an "Excise Tax Restoration Payment") in an amount that shall fund the payment by Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax.

      9. Offsets; Withholding. Amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset except for any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding (but without limiting the terms of Section 8), all payments to be made to Executive under this Agreement, including under
Section 7, or otherwise by the Company will be subject to required withholding taxes and other legally required deductions.

      10. Noncompetition; Nonsolicitation; Nondisclosure; etc.

            10.1 Noncompetition; Nonsolicitation.

                  (a) Executive acknowledges the highly competitive nature of the Company's business and that access to the Company's confidential records and proprietary information renders him special and unique within the Company's industry. In consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 4 and 7), Executive agrees that during the Term (and any extensions thereof) and during the Covered Time (as defined in Section 10.1(e)), Executive, alone or with others, will not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any business in which he has been directly engaged on behalf of the Company, or which he has supervised as an executive thereof, during the last two years prior to such termination, or was engaged in by the Company with Executive's actual knowledge or planned by the Company with Executive's actual knowledge at the time of such termination, in any geographic area in which such business was conducted or planned to be conducted (a "Competing Business"); provided, however, that this Section 10.1(a) shall not restrict Executive from engaging in (and the term "Competing Business" shall not include) any business in which the Company no longer engages or plans to engage; provided further that this Section 10.1(a) shall not apply if Executive terminates his employment for Good Reason pursuant to clause (i), (ii), (iii), (iv), (v), (vi), or (vii) of
Section 6(e) or if Executive's employment is terminated by the Company without Cause; and provided further that activities of the Company, or activities engaged in by Executive for or on behalf of the Company, are not restricted by this Section 10.1(a) and shall not constitute a "Competing Business." Ownership of (i) the securities of any entity for which a Competing Business represents less than 10% of net sales or net income (as determined in accordance with generally accepted accounting principles) for the most recent fiscal year (or if such entity has not completed a fiscal year, net sales or net income projected for its first fiscal year) or (ii) not more than two percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with this Section 10.1(a).

Nothing herein shall require Executive to sell or otherwise dispose of any securities of any entity if the acquisition of such securities did not violate the terms of this Section 10.1(a) at the time of such acquisition.

                  (b) In further consideration of the amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, Sections 4, 5, and 7), Executive agrees that during the Term (including any extensions thereof) and during the Covered Time he shall not, directly or indirectly, (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to terminate his, her, or its relationship with the Company; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of the Company to become employees, agents, consultants or representatives of any other person or entity;
(iii) solicit or attempt to induce any customer, vendor or distributor of the Company to curtail or cancel any business with the Company; or (iv) hire any person who, to Executive's actual knowledge, is, or was within 180 days prior to such hiring, an employee of the Company.

                  (c) During the Term (including any extensions thereof) and during the Covered Time, Executive agrees that upon the earlier of Executive's
(i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (x) Executive will provide copies of Section 10 of this Agreement to the Competitor, and (y) in the case of any circumstance described in (i) or (ii) above occurring during the Covered Time, and in the case of any circumstance described in (iii) above occurring during the Term or during the Covered Time, Executive will promptly provide notice to the Company of such circumstances. Executive further agrees that the Company may provide notice to a Competitor of Executive's obligations under this Agreement. For purposes of this Agreement, "Competitor" shall mean any entity (other than the Company) that engages, directly or indirectly, in the United States in any Competing Business.

                  (d) Executive understands that the restrictions in this
Section 10.1 may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and acknowledges that the consideration provided under this Agreement (including, without limitation, Sections 4, 5, and 7) is sufficient to justify such restrictions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that he will not assert in any forum that such restrictions prevent him from earning a living or otherwise should be held void or unenforceable.

                  (e) For purposes of this Section 10.1, "Covered Time" shall mean the period beginning on the date of termination of Executive's employment (the "Date of Termination") and ending twenty-four months after the Date of Termination; provided, however, that if Executive terminates his employment for Good Reason pursuant to clause (viii) of Section 6(e), "Covered Time" shall mean for purposes of Section 10.1(a) the period beginning on the Date of Termination and ending six months after the Date of Termination.

            10.2 Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company. Executive covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any such proprietary information, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. The term "proprietary information" means: (a) the software products, programs, applications, and processes utilized by the Company; (b) the name and/or address of any customer or vendor of the Company or any information concerning the transactions or relations of any customer or vendor of the Company with the Company; (c) any information concerning any product, technology, or procedure employed by the Company but not generally known to its customers or vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (d) any information relating to the Company's computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (e) any information identified as confidential or proprietary in any line of business engaged in by the Company; (f) any information that, to Executive's actual knowledge, the Company ordinarily maintains as confidential or proprietary; (g) any business plans, budgets, advertising or marketing plans; (h) any information contained in any of the Company's written or oral policies and procedures or manuals; (i) any information belonging to customers, vendors or any other person or entity which the Company, to Executive's actual knowledge, has agreed to hold in confidence;
(j) any inventions, innovations or improvements covered by this Agreement; and
(k) all written, graphic, electronic data and other material containing any of the foregoing. Executive acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally known or available to the public or generally known or available to the industry or information that becomes available to Executive on a non-confidential basis from a source other than the Company or its directors, officers, employees, or agents (without breach of any obligation of confidentiality of which Executive has actual knowledge at the time of the relevant disclosure by Executive.)

            10.3 Confidentiality and Surrender of Records. Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive's employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company, nor shall he retain, and will deliver promptly to the Company, any of the same following termination of his employment hereunder for any reason or upon request by the Company. For purposes hereof, "confidential records" means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Executive's possession or under his control or accessible to him which contain any proprietary information. All confidential records shall be and remain the sole property of the Company during the Term and thereafter.

            10.4 Nondisparagement. Executive shall not, during the Term and thereafter, disparage in any material respect the Company, any affiliate of the Company, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements that are required by applicable law, regulation or legal process or are reasonably required to describe the conduct, decisions, or policies of the Company or any of its affiliates, or their respective businesses, officers, directors or employees.

            10.5 No Other Obligations. Executive represents that he is not precluded or limited in his ability to undertake or perform the duties described herein by any contract, agreement or restrictive covenant. Executive covenants that he shall not employ the trade secrets or proprietary information of any other person in connection with his employment by the Company without such person's authorization.

            10.6 Forfeiture of Outstanding Options. The provisions of Section 7 notwithstanding, if Executive willfully and materially fails to comply with any restrictive covenant under Section 10.1(a) (other than the first sentence thereof), 10.1(b), 10.2 (other than the first and penultimate sentences thereof), 10.3, 10.4, or 10.8, all options to purchase Common Stock granted by the Company and then held by Executive or a transferee of Executive shall be immediately forfeited and thereupon such options shall be cancelled. Notwithstanding the foregoing, Executive shall not forfeit any option (i) unless there shall have been delivered to him, within ninety (90) days after the Board
(A) had knowledge of conduct or an event allegedly constituting grounds for such forfeiture and (B) had reason to believe that such conduct or event could be grounds for such forfeiture, a copy of a resolution duly adopted by the Board by a vote of Directors constituting a majority of the Board (excluding Executive) at a meeting of the Board in which a quorum is present and which is called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such forfeiture and not less than 30 days to correct such grounds and affording Executive and his counsel the opportunity to be heard before the Board) finding that, in the good faith opinion of the Board, Executive has engaged and continues to engage in conduct set forth in this
Section 10.6 which constitutes grounds for forfeiture of Executive's options; and (ii) if, within 30 days following his receipt of such resolution, Executive commences an arbitration proceeding in accordance with Section 18.2 disputing such grounds, in which case such forfeiture shall be tolled pending the resolution of Executive's claim and shall not occur if the arbitration panel finds that the Company is not entitled to cause the forfeiture.

            If the arbitration panel finds that the Company is entitled to cause the forfeiture of Executive's options, Executive shall be required to forfeit such options immediately. If any option is exercised after delivery of the Board's notice of forfeiture and if such forfeiture subsequently occurs pursuant to the foregoing terms of this Section 10.6, Executive shall be required to return to the Company all shares acquired upon such exercise; provided further that if Executive has sold any shares he acquired upon such exercise, Executive shall pay to the Company an amount equal to the difference between the aggregate sale price of the shares sold and the aggregate exercise price paid by Executive for such shares. Any such forfeiture shall apply to such options notwithstanding any term or provision of any option agreement. If the Board or the arbitration panel finds that the Company is not entitled to cause a forfeiture for which a notice is given to Executive, the Company shall pay (or reimburse, if already paid by Executive) all expenses actually incurred by Executive in connection with such attempted forfeiture.

            10.7 Enforcement. Executive acknowledges and agrees that, by virtue of his position, services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 10 would cause the Company immediate, substantial and irreparable injury for which it has no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 10. The Company agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining the Company from making any defamatory statements, whether orally or in writing, relating to alleged violations or threatened violations by Executive of any undertaking contained in this Section 10. Executive and the Company each waive posting of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 10 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law. Subject to Section 18.3, the Company shall bear all costs and expenses arising in connection with any enforcement pursuant to this Section 10.7.

            10.8 Cooperation with Regard to Litigation. Except to the extent that Executive has or intends to assert in good faith an interest or position adverse to or inconsistent with the interest or position of the Company, Executive agrees to cooperate reasonably with the Company, during the Term and thereafter (including following Executive's termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and reasonably to assist the Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, in each case, as reasonably requested by the Company. The Company agrees to pay (or reimburse, if already paid by Executive) all expenses actually incurred in connection with Executive's cooperation and assistance including, without limitation, reasonable fees and disbursements of counsel, if any, chosen by Executive if Executive reasonably determines in good faith, on the advice of counsel, that it is appropriate that Executive be separately represented by his own counsel in such proceeding. Without limiting the foregoing, after the expiration of this Agreement or the termination of Executive's employment by the Company for any reason, such cooperation and assistance shall not require Executive to forgo or significantly interrupt any professional or personal commitment that he reasonably deems significant or to take any action (including, without limitation, travel to, attendance at or preparation for any meeting, deposition or other proceeding or event of any type) that, in his reasonable judgment, could impair his ability to perform the responsibilities of, or could jeopardize the continuation of, his then current employment, or would otherwise impose any undue burden on Executive.

            10.9 Survival. The provisions of this Section 10 shall survive the termination of the Term and any termination or expiration of this Agreement.

            10.10 Company. For purposes of this Section 10, references to the "Company" shall include both the Company and each subsidiary of the Company.

      11. Insurance for the Company's Benefit. The Company may at any time and for the Company's own benefit (or for the benefit of a lender to the Company) apply for and take out life, health, accident or other insurance covering Executive, either independently or together with others, in any amount which the Company may deem to be in its best interests. The Company shall own all rights in such insurance and proceeds thereof and Executive shall not have any right, title or interest therein. Executive shall assist the Company at the Company's expense in obtaining and maintaining any such insurance by submitting to reasonable and customary medical examinations and preparing, signing and delivering such applications and other documents as reasonably may be required.

      12. Indemnification. During the Term of this Agreement and all periods after the expiration of this Agreement or termination of Executive's employment for any reason, the Company shall indemnify Executive to the full extent permitted under the Company's Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time; provided, however, that Executive shall at all times have at least all rights to indemnification by the Company as are provided in the Company's Certificate of Incorporation or By-Laws or pursuant to other agreements in effect on or immediately prior to the Effective Date, and the Company shall also advance expenses for which indemnification may be ultimately claimed as such expenses are incurred to the fullest extent permitted under applicable law, subject to any requirement that Executive provide an undertaking to repay such advances if it is ultimately determined that Executive is not entitled to indemnification; provided, however, that any determination required to be made with respect to whether Executive's conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and the Company's Certificate of Incorporation, By-Laws, or other agreement, shall be made by independent counsel mutually acceptable to Executive and the Company (except to the extent otherwise required by law). After the Effective Date, the Company shall not amend its Certificate of Incorporation or By-Laws or any agreement in any manner which adversely affects the rights of Executive to indemnification thereunder. Any provision contained herein notwithstanding, this Agreement shall not limit or reduce, and the Company hereby agrees to provide to Executive, any and all rights to indemnification to the full extent permitted under applicable law. In addition, the Company will maintain directors' and officers' liability insurance in effect and covering acts and omissions of Executive during the Term and for a period of six years thereafter on terms substantially no less favorable than those in effect on the Effective Date. The indemnification rights made available to Executive pursuant to this Section 12 shall at all times be at least as favorable to Executive as the indemnification rights made available at such times to any other employee of the Company. For purposes of this Section 12, references to the "Company" shall include both the Company and each of its subsidiaries for which Executive has acted, acts or will in the future act in any capacity. The provisions of this Section 12 shall survive the termination of the Term and any termination or expiration of this Agreement.

      13. Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

           To the Company:

                          Scientific Games Corporation
                          750 Lexington Avenue
                          25th Floor
                          New York, New York 10022
                          Attention: General Counsel

           With a copy to:

                          Kramer Levin Naftalis & Frankel LLP
                          919 Third Avenue
                          New York, NY 10022
                          (212) 715-9100
                          Attention: Peter G. Smith, Esq.

           To Executive:

                          A. Lorne Weil
                          51 East 90th Street
                          Penthouse B
                          New York, New York 10128

           With a copy to:

                          Hogan & Hartson L.L.P.
                          885 Third Avenue
                          New York, New York 10022
                          Attention: Andrew J. Trubin, Esq.

If the parties by mutual written agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement and shall be deemed given on the next business day after the date on which successful and complete transmission is confirmed by the receiving facsimile machine or otherwise confirmed in writing on behalf of the recipient. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective on the next business day after it is sent, and, in the cases of certified or registered mail, shall be effective 5 days after deposit into the mails by delivery to the U.S. Postal Service.

      14. Assignability; Binding Effect. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution and as specified below. The Company may assign this Agreement and the Company's rights and obligations hereunder, and shall assign this Agreement and such rights and obligations, to any Successor (as hereinafter defined) which, by operation of law or otherwise, continues to carry on substantially the business of the Company prior to the event of succession, and the Company shall, as a condition of the succession, require such Successor to agree in writing to assume the Company's obligations and be bound by this Agreement. For purposes of this Agreement, "Successor" shall mean any person that succeeds to, or has the practical ability to control, the Company's business directly or indirectly, by merger or consolidation, by purchase or ownership of voting securities of the Company or all or substantially all of its assets, or otherwise. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, executors, administrators, and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

      15. Complete Understanding; Amendment; Waiver. This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof (including the Old Agreement), except as provided in Section 12, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be modified, amended or terminated except by a written instrument signed by each of the parties. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay by either party in the exercise of any rights or remedies shall operate as a waiver thereof, and no single or partial exercise by either party of any such right or remedy shall preclude other or further exercise thereof.

      16. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. To the extent that a court of competent jurisdiction determines that Executive willfully and materially breached Section 10.1(a) (other than the first sentence thereof), 10.1(b), 10.2 (other than the first and penultimate sentences thereof), 10.3, 10.4, or 10.8, the Company's obligations to make payments hereunder shall immediately be limited to the amounts, if any, remaining to be paid pursuant to

Section 7(b) to the extent not theretofore paid, provided that the Company's obligations to make such greater payments shall immediately be reinstated in the event that the determination of such court is overturned or reversed by any higher court.

      17. Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of Executive's employment hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

      18. Governing Law; Arbitration; Expenses; Interest.

            18.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.

            18.2 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York by three arbitrators in accordance with the rules of the American Arbitration Association in effect at the time of submission to arbitration; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction to enforce Section 10, in part or in its entirety. Judgment may be entered on the arbitrators' award in any court having jurisdiction. For purposes of entering such judgment or seeking enforcement of Section 10, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) any of the courts of the State of New York or the State of Delaware; or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceedings shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 18.3, the Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this
Section 18.2. Notwithstanding any provision in this Section 18, Executive shall be entitled to seek in any court of competent jurisdiction specific performance of Executive's right (which is hereby acknowledged and agreed to by the Company) to be paid all compensation, benefits and other amounts required to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement, which, to the extent such amounts are paid by the Company (or, in the case of a termination of Executive's employment by the Company without Cause, are so paid in respect of periods commencing after 90 days following the date of such termination) shall be credited against the total amounts otherwise finally determined to be owed to Executive pursuant to this Agreement.

            18.3 Reimbursement of Expenses in Enforcing Rights. All reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement shall be paid by the Company on behalf of Executive (or, if already paid by

Executive, reimbursed to Executive by the Company) as such costs and expenses are incurred. If any claim of Executive is found to be frivolous by a final, nonappealable determination of the arbitration panel or court hearing the claim, Executive shall reimburse the Company within 30 days of such determination for all amounts paid by the Company under this Section 18.3 in connection with the claim.

            18.4 Interest on Unpaid Amounts. Any amounts that have become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Agreement but which are not timely paid shall bear interest at the prime rate in effect at the time such payment first becomes payable, as quoted by the Company's principal bank.

      19. Reimbursement of Expenses of Executive in Negotiating Agreement. All reasonable costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) incurred by Executive in connection with the negotiation, preparation, execution, or delivery of this Agreement shall be paid on behalf of Executive (or, if already paid by Executive, reimbursed to Executive) promptly by the Company.

      20. Titles and Captions. All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

            IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

                                        SCIENTIFIC GAMES CORPORATION


                                        By:_____________________________________
                                        Name:
                                        Title:


                                        ________________________________________
                                        A. Lorne Weil


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